PRESS RELEASE

Magic Reports First Quarter 2013 Results with Double-digit Year over Year Growth in Revenues and Operating Income

Revenues for the first quarter increased 11% year over year to $33.4 million; Non-GAAP operating income increased 12% to $5.2 million

Or Yehuda, Israel, May 7, 2013 – Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, announced today its financial results for the quarter ended March 31, 2013.

Financial Highlights for the First Quarter, 2013:

•	Revenues for the first quarter increased 11% year over year to $33.4 million from $30.0 million.

•	Non-GAAP operating income for the first quarter increased 12% to $5.2 million, compared to $4.7 million in the same period last year; Operating income increased 10% to $4.6 million, compared to $4.2 million in the same period last year.

•	Non-GAAP net income for the first quarter decreased 7% to $4.2 million, compared to $4.6 million in the same period last year; Net income decreased 16% to $3.5 million compared to $4.2 million in the same period last year. Decrease in net income was mainly attributable to tax expenses recorded with respect to utilization of deferred tax assets; in accordance with U.S. accounting principles, the Company records deferred tax expenses on utilization of carry-forward tax losses.

•	Operating cash flow for the quarter amounted to $6.0 million.

•	Total cash, cash equivalents and short-term investments as of March 31, 2013, amounted to $37.6 million.

Results

•	For the first quarter ended March 31, 2013, total revenues were $33.4 million, with net income of $3.5 million, or $0.10 per fully diluted share. This compares with revenues of $30.0 million and net income of $4.2 million, or $0.11 per fully diluted share for the same period last year.

•	For the first quarter of 2013, operating income was $4.6 million. This compares to operating income of $4.2 million for the same period a year ago.

Comments of Management

Guy Bernstein, Chief Executive Officer of Magic Software Enterprises, said, “I am pleased to report that after an excellent 2012, Magic is continuing its solid growth track in 2013, with double-digit growth in our operations. We continue to experience positive sales momentum for our software and professional services offerings, led by improvements in European markets, increasing demand for migration services and a growing number of large-scale projects.”

“Looking ahead we expect to continue to execute our growth strategy by enhancing our application development and integration platforms and expanding our professional services offerings to better serve increasing business needs for enterprise mobility and cloud computing,” added Bernstein.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets

•	In-process research and development capitalization and amortization

•	Equity-based compensation expense

•	Unwinding of discount in connection with liabilities due to acquisitions

•	And the related tax effects of the above items

Magic Software’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software’s results of operations in conjunction with the corresponding GAAP measures.

Refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software Enterprises

Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms.

For more information, visit www.magicsoftware.com.

Press Contact:

Tania Amar, VP Global Marketing

Magic Software Enterprises

Tel: +972 (0)3 538 9300

tania@magicsoftware.com

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Magic is a registered trademark of Magic Software Enterprises Ltd. All other product and company names mentioned herein are for identification purposes only and are the property of, and might be trademarks of, their respective owners.

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

	Three months ended
	March 31,
	2013	2012
	Unaudited
Revenues	33,414	30,042
Cost of Revenues	19,890	16,917
Gross profit	13,524	13,125
Research and development, net	883	906
Selling, marketing and general and
administrative expenses	8,000	7,994
Total operating costs and expenses	8,883	8,900
Operating income	4,641	4,225
Financial income (expenses), net	(398)	36
Income before taxes on income	4,243	4,261
Taxes on income	495	44
Net income	3,748	4,217
Change in redeemable non-controlling interests	(95)	-
Net income attributable to non-controlling interests	(133)	(6)
Net income attributable to Magic's shareholders	3,520	4,211

Net earnings per share
Basic	0.10	0.12
Diluted	0.10	0.11

Weighted average number of shares used in
computing net earnings per share

Basic	36,594	36,413
		.
Diluted	37,096	37,170

MAGIC SOFTWARE ENTERPRISES LTD.
RECONCILIATION BETWEEN GAAP AND NON-GAAP
STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES
U.S. dollars in thousands (except per share data)

	Three months ended
	March 31,
	2013	2012
	Unaudited

GAAP operating income	4,641	4,225
Amortization of capitalized software and other intangible assets	1,707	1,422
Capitalization of software development	(1,210)	(1,122)
Stock-based compensation	93	154
Total adjustments to GAAP	590	454
Non-GAAP operating income	5,231	4,679

GAAP net income	3,520	4,211
Amortization of capitalized software and other intangible assets	1,707	1,422
Capitalization of software development	(1,210)	(1,122)
Stock-based compensation	93	154
Unwinding of discount in connection with liabilities due to acquisitions	207	-
Amortization expenses attributed to redeemable non-controlling interests	(30)	-
Deferred taxes on the above items	(47)	(94)
Total adjustments to GAAP	720	360
Non-GAAP net income	4,240	4,571

Non-GAAP basic net earnings per share	0.12	0.13
Weighted average number of shares used in
computing basic net earnings per share	36,594	36,413

Non-GAAP diluted net earnings per share	0.11	0.12
Weighted average number of shares used in
computing diluted net earnings per share	37,148	37,301

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	March 31,	December 31,
	2013	2012
	Unaudited

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	36,741	37,744
Available-for-sale marketable securities	880	890
Trade receivables, net	29,461	28,367
Other accounts receivable and prepaid expenses	5,864	6,696
Total current assets	72,946	73,697

LONG-TERM RECEIVABLES:
Severance pay fund	352	351
Other long-term receivables	2,819	2,287
Total other long-term receivables	3,171	2,638

PROPERTY AND EQUIPMENT, NET	1,898	1,898
IDENTIFIABLE INTANGIBLE ASSETS AND
GOODWILL, NET	75,008	74,005

TOTAL ASSETS	153,023	152,238

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Trade payables	4,720	4,722
Accrued expenses and other accounts payable	13,659	17,537
Deferred tax liabilities	2,351	2,355
Deferred revenues	9,082	4,160
Total current liabilities	29,812	28,774

NON CURRENT LIABILITIES:
Long term liabilities	1,831	750
Liability due to acquisition activities	1,418	1,192
Accrued severance pay	1,253	1,245
Total non-current liabilities	4,502	3,187

Redeemable non-controlling interest	2,179	2,160

EQUITY:
Magic Shareholders' equity	115,982	117,786
Non-controlling interests	548	331
Total equity	116,530	118,117

TOTAL LIABILITIES AND EQUITY	153,023	152,238